UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TEKELEC

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For Immediate Release
Tekelec Nominates Krish Prabhu for Election to Board of Directors
Morrisville, NC — April 10, 2008 — Tekelec (NASDAQ: TKLC) today announced that the Company’s Board of Directors has nominated Krish Prabhu for election to the Board at the Company’s upcoming May 16 Annual Shareholders’ Meeting.
Prabhu retired as chief executive officer and president of Tellabs in February, 2008. Prior to joining Tellabs in 2004, Prabhu was a venture partner at Morgenthaler Ventures from 2001 until 2004, where he was involved with the funding and development of several communications and information technology companies. Prabhu served as chief operating officer of Alcatel Telecom from 1999-2001 and as chief executive officer of Alcatel USA from 1997 to 1999. He began his telecommunications career in 1980 at AT&T Bell Laboratories as a member of the technical staff. Among his degrees, Prabhu holds a Master of Science degree and a Ph.D. in electrical engineering from the University of Pittsburgh. He has previously served on the boards of public companies Symmetricom, Agere, ECI Telecom and Freescale.
“Krish Prabhu brings technical depth, international breadth, customer relationships and leadership experience, drawing from over twenty-five years in telecommunications,” said Mark Floyd, Chairman of the Board of Directors, Tekelec. “I believe Krish would make an excellent addition to the Tekelec Board, and the company will benefit from his substantial experience if he is elected in May.”
Important Additional Information
In connection with the Company’s 2008 Annual Meeting of Shareholders, on April 9, 2008, the Company filed a proxy statement with the Securities and Exchange Commission (the “Commission”) and began mailing the proxy statement and proxy card to shareholders entitled to vote at the Annual Meeting. The proxy statement and other documents relating to the Annual Meeting can be obtained free of charge from the Commission’s website at www.sec.gov, from the Company’s website at www.tekelec.com, or by written request to Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560, Attention: Corporate Secretary.
About Tekelec
Tekelec leverages its global leadership in core multimedia session control and network intelligence to ensure scalable, secure and highly available communications. The company’s leading signaling solutions enable the interworking of different network applications, technologies and protocols, providing a smooth transition to next-generation networks. Corporate headquarters are located near Research Triangle Park in Morrisville, N.C., U.S.A., with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.
FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may not meet the Company’s expectations. As discussed in the Company’s Annual Report on Form 10-K for 2007 (the “2007 Form 10-K”) and its other filings with the Securities and Exchange Commission (the “Commission”), the Company’s future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company’s current expectations, in addition to those identified in the Company’s 2007 Form 10-K and its other filings with the Commission, include, among others, changes in the market price of the Company’s common stock and changes in the Company’s financial results, financial condition and cash requirements. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
Contact:
Joanne Latham
Director, Corporate Marketing
joanne.latham@tekelec.com
+1 919.653.9655
Corporate Office: 5200 Paramount Parkway, Morrisville, N.C. 27560 • Tel 919.460.5500 • Fax 919.460.0877